                                                                    EXHIBIT 2.01


                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 15, 2004

                                      among

                                   MGM MIRAGE,

                              MANDALAY RESORT GROUP

                                       AND

                         MGM MIRAGE ACQUISITION CO. #61,

                     A WHOLLY OWNED SUBSIDIARY OF MGM MIRAGE

                                TABLE OF CONTENTS

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                                    ARTICLE I
                               THE MERGER; CLOSING

SECTION 1.01.  The Merger........................................................................................    1
SECTION 1.02.  Effective Time....................................................................................    1
SECTION 1.03.  Effects of the Merger.............................................................................    1
SECTION 1.04.  Conversion of Shares..............................................................................    1
SECTION 1.05.  Payment of Shares.................................................................................    2
SECTION 1.06.  Stock Options; Restricted Stock...................................................................    4
SECTION 1.07.  The Closing.......................................................................................    4

                                   ARTICLE II
                THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

SECTION 2.01.  Articles of Incorporation.........................................................................    4
SECTION 2.02.  Bylaws............................................................................................    5
SECTION 2.03.  Directors and Officers............................................................................    5

                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

SECTION 3.01.  Organization and Qualification....................................................................    5
SECTION 3.02.  Authority; Non-Contravention; Approvals...........................................................    6
SECTION 3.03.  Proxy Statement...................................................................................    7
SECTION 3.04.  Ownership of Company Common Stock.................................................................    7
SECTION 3.05.  Funding of Merger Consideration...................................................................    7
SECTION 3.06.  Reports, Financial Statements, etc................................................................    8
SECTION 3.07.  Brokers and Finders...............................................................................    8

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Organization and Qualification....................................................................    8
SECTION 4.02.  Capitalization....................................................................................    9
SECTION 4.03.  Subsidiaries......................................................................................   10
SECTION 4.04.  Authority; Non-Contravention; Approvals...........................................................   11
SECTION 4.05.  Reports and Financial Statements..................................................................   12
SECTION 4.06.  Absence of Undisclosed Liabilities................................................................   12
SECTION 4.07.  Absence of Certain Changes or Events..............................................................   13
SECTION 4.08.  Litigation........................................................................................   13
SECTION 4.09.  Proxy Statement...................................................................................   13
SECTION 4.10.  No Violation of Law...............................................................................   13
SECTION 4.11.  Compliance with Agreements........................................................................   14
SECTION 4.12.  Taxes.............................................................................................   14

                                TABLE OF CONTENTS
                                   (CONTINUED)

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SECTION 4.13.  Employee Benefit Plans; ERISA; Employment Agreements..............................................   15
SECTION 4.14.  Labor Controversies...............................................................................   16
SECTION 4.15.  Environmental Matters.............................................................................   16
SECTION 4.16.  Title to Assets...................................................................................   18
SECTION 4.17.  Company Stockholders' Approval....................................................................   18
SECTION 4.18.  Brokers and Finders...............................................................................   18

                                    ARTICLE V
                                    COVENANTS

SECTION 5.01.  Conduct of Business by the Company Pending the Merger.............................................   18
SECTION 5.02.  Control of the Company's Operations...............................................................   20
SECTION 5.03.  Acquisition Proposals.............................................................................   20
SECTION 5.04.  Access to Information.............................................................................   22
SECTION 5.05.  Notices of Certain Events.........................................................................   23
SECTION 5.06.  Merger Subsidiary.................................................................................   24
SECTION 5.07.  Employee Benefits.................................................................................   24
SECTION 5.08.  Meeting of the Company's Stockholders.............................................................   25
SECTION 5.09.  Proxy Statement...................................................................................   26
SECTION 5.10.  Public Announcements..............................................................................   26
SECTION 5.11.  Expenses and Fees.................................................................................   26
SECTION 5.12.  Agreement to Cooperate............................................................................   27
SECTION 5.13.  Directors' and Officers' Indemnification..........................................................   29
SECTION 5.14.  Company Securities................................................................................   31
SECTION 5.15.  Company Debt Instruments..........................................................................   31

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

SECTION 6.01.  Conditions to the Obligations of Each Party.......................................................   31
SECTION 6.02.  Conditions to Obligation of the Company to Effect the Merger......................................   32
SECTION 6.03.  Conditions to Obligations of Parent and Subsidiary to Effect the Merger...........................   32

                                   ARTICLE VII
                                   TERMINATION

SECTION 7.01.  Termination.......................................................................................   33

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.01.  Effect of Termination.............................................................................   34
SECTION 8.02.  Non-Survival of Representations and Warranties....................................................   35
SECTION 8.03.  Notices...........................................................................................   35
SECTION 8.04.  Interpretation....................................................................................   36

                                TABLE OF CONTENTS
                                   (CONTINUED)

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SECTION 8.05.  Assignment; Governing Law; Forum..................................................................   36
SECTION 8.06.  Counterparts......................................................................................   36
SECTION 8.07.  Amendments; No Waivers............................................................................   37
SECTION 8.08.  Entire Agreement..................................................................................   37
SECTION 8.09.  Severability......................................................................................   37
SECTION 8.10.  Specific Performance..............................................................................   37
SECTION 8.11.  Principal Stockholders............................................................................   37

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of June 15th, 2004 by and among MGM MIRAGE, a Delaware corporation ("Parent"), having an address of 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, MANDALAY RESORT GROUP, a Nevada corporation (the "Company"), having an address of 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, and MGM MIRAGE ACQUISITION CO. #61, a Nevada corporation ("Merger Subsidiary"), having an address of 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Parent, the Company and, Merger Subsidiary are referred to collectively herein as the "Parties."

WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                              THE MERGER; CLOSING

      SECTION 1.01. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a direct or indirect wholly-owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the NRS. The term "NRS" means Chapters 78, 92A and, if Merger Subsidiary is organized under Chapter 86, Chapter 86 of the Nevada Revised Statutes.

      SECTION 1.02. Effective Time. The Merger shall become effective when Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the NRS, are filed with the Secretary of State of the State of Nevada. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.07).

      SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

      SECTION 1.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

      (a) each issued and outstanding share of the Company's common stock, par value $.01-2/3 per share (together with the associated Rights (as defined in Section 4.02(b)), "Company Common Stock") held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any wholly-owned subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

      (b) each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $71.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

      (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.01-2/3, of the Surviving Corporation.

      SECTION 1.05. Payment of Shares. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section
1.04 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

      (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to

Section 1.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which shall have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

      (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

      (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

      SECTION 1.06. Stock Options; Restricted Stock.

      (a) At the Effective Time, each outstanding unexercised option to purchase shares of Company Common Stock (the "Options") previously granted by the Company or its subsidiaries, whether or not then vested or exercisable in accordance with its terms, shall be canceled automatically and Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option, less withholding taxes.

      (b) At the Effective Time, each vested or unvested restricted share of Company Common Stock ("Restricted Stock") shall be canceled in exchange for a lump sum cash payment equal to $71.00.

      SECTION 1.07. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of Parent in Las Vegas, Nevada, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other place and date as the Parties may mutually determine (the "Closing Date").

                                   ARTICLE II

                THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

      SECTION 2.01. Articles of Incorporation. The Restated Articles of Incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law and the terms of this Agreement; provided, however, that at the Effective Time, such articles shall be amended by virtue of this Agreement as follows:

            (i) Article IV shall be amended by deleting the existing language in its entirety and replacing it with the following:

"The total number of shares of capital stock which the corporation shall be authorized to issue shall be 1,000 shares, $.01-2/3 par value, of common stock."

            (ii) Article V shall be amended by deleting the existing language in its entirety and replacing it with the following: "The members of the governing board shall be styled directors and their number shall be not less than 3 and not more than 9, and each member shall be elected each year to hold office for a one-year term."

      SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, it being agreed that such bylaws shall include the provisions set forth in Article X of the Company's bylaws until amended in accordance with applicable law and the terms of this Agreement.

      SECTION 2.03. Directors and Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of Merger Subsidiary shall be the officers of the Surviving Corporation as of the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in (i) the Parent SEC Reports (as defined in Section 3.06) filed with the Securities and Exchange Commission ("SEC") prior to the date hereof and (ii) the disclosure schedule delivered concurrently herewith (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

      SECTION 3.01. Organization and Qualification. Parent is a corporation and Merger Subsidiary is a corporation, in each case duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the state of its incorporation. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for any failures to have such power and authority that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. In this Agreement, the term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to consummate the Merger.

      SECTION 3.02. Authority; Non-Contravention; Approvals. (a) Parent and Merger Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and the sole stockholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, other than in the case of Parent's senior indebtedness, result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of
(i) the respective certificates or articles of incorporation, articles of organization, bylaws or operating agreements of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause
(i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of Parent's subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

      (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, and
(iv) filings with and approvals by any regulatory authority (individually, a "Gaming Authority" and collectively, "Gaming Authorities") with jurisdiction over Parent's or the Company's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of Parent or the Company, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, and the Michigan Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

      SECTION 3.03. Proxy Statement. None of the information to be supplied by Parent with respect to Parent or its subsidiaries or stockholders for inclusion in any proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      SECTION 3.04. Ownership of Company Common Stock. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

      SECTION 3.05. Funding of Merger Consideration. At the Effective Time, Parent shall have on hand and available cash in an amount sufficient to fund (i) payment of the Merger Consideration pursuant to Article I of this Agreement and
(ii) payments to holders of Options and Restricted Stock pursuant to Section
1.06.

      SECTION 3.06. Reports, Financial Statements, etc. Since January 1, 2001, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Parent SEC Reports") required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Parent SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report filed with the SEC prior to the date hereof. The audited consolidated financial statements and unaudited financial statements of Parent included in Parent's Annual Report on Form 10-K for the twelve months ended December 31, 2003 and Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Since March 31, 2004, there has not been any Parent Material Adverse Effect.

      SECTION 3.07. Brokers and Finders. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in (i) the Company SEC Reports (as defined in Section 4.05) filed with the SEC prior to the date hereof and (ii) the disclosure schedule delivered concurrently herewith (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure
Schedule:

      SECTION 4.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect (other than an effect arising out of or resulting from (x) changes in or affecting the travel, hospitality or gaming industries generally or in the states of Nevada, Illinois, Michigan or Mississippi, or (y) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) has a material adverse effect on the ability of the Company to consummate the Merger or the ability of the Parties hereto to retain any gaming license, where the loss of such license could reasonably be expected to be material and adverse to the business of Parent and its subsidiaries, taken as a whole, following the Merger, or material and adverse to the Company and its subsidiaries, taken as a whole. For the avoidance of doubt, compliance with (and the consequences thereof) the applicable limitations of Michigan law with respect to ownership of more than one casino in Detroit and compliance with (and the consequences thereof) the terms of this Agreement (including Section 5.12) shall not be taken into account in determining whether a Company Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement. True, accurate and complete copies of the Company's Restated Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      SECTION 4.02. Capitalization. (a) The authorized capital stock of the Company consists of (1) 450,000,000 shares of Company Common Stock and (2) 75,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of June 14, 2004, (i) 114,786,988 shares of Company Common Stock, including 1,152,975 shares of Restricted Stock, were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding, (ii) 47,303,185 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 805,201 shares of Company Common Stock were reserved for issuance upon exercise of Options issued and outstanding, and (iv) approximately 8,083,000 shares of Company Common Stock which will be issuable upon conversion of the Company's Convertible Senior Debentures due 2033 (the "Convertible Debentures"), assuming a stock price of $71.00 per share. Since June 14, 2004, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of Options and the conversion of Convertible Debentures and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made, except Rights in accordance with the terms of the Rights Agreement.

      (b) Except for the Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of July 14, 1994, as amended, between the Company and First Chicago Trust Company of New York (the "Rights Agent"), or as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place as promptly as reasonably practicable following the date of this Agreement) to provide that (i) none of Parent and its subsidiaries shall become an "Acquiring Person" as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, and (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby. Upon execution of the Rights Agreement by the Rights Agent, the amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

      SECTION 4.03. Subsidiaries. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is duly qualified and licensed to transact business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified, licensed and in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner"), any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner and/or one or more of the other subsidiaries of such Owner.

      SECTION 4.04. Authority; Non-Contravention; Approvals. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 4.17) with respect solely to the Merger and the Merger Agreement, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger and the Merger Agreement, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of the Company's subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

      (c) Except for (i) the filings by the Company required by the HSR Act,
(ii) the filing of the Proxy Statement and other applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) the filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

      SECTION 4.05. Reports and Financial Statements. Since February 1, 2001, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Report filed with the SEC prior to the date hereof. The audited consolidated financial statements and unaudited financial statements of the Company included in the Company's Annual report on Form 10-K for the twelve months ended January 31, 2004, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2004 (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject in the case of any unaudited interim financial statements, to normal year-end adjustments).

      SECTION 4.06. Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries had at January 31, 2004, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after January 31, 2004 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

      SECTION 4.07. Absence of Certain Changes or Events. Since January 31, 2004, there has not been any Company Material Adverse Effect.

      SECTION 4.08. Litigation. Except as referred to in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or as may be entered into with Parent's prior written consent in connection with
Section 5.12, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.09. Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

      SECTION 4.10. No Violation of Law. Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment (other than any Environmental Law, which is the subject of Section 4.15) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.11. Compliance with Agreements. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, the Company's insurance policies relating to directors' and officers' liability are in full force and effect as of the date hereof.

      SECTION 4.12. Taxes. (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except, in the case of (i) and (ii), as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

      (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld.

      (c) For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

      SECTION 4.13. Employee Benefit Plans; ERISA; Employment Agreements. (a) The Company SEC Reports and the Company Disclosure Schedule set forth each employee or director benefit plan, arrangement or agreement (other than immaterial plans, arrangements or agreements), including any (i) employment agreement or indemnification agreement, as well as (ii) any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, or with respect to which the Company or any such subsidiary or trade or business has any liability (the "Company Plans").

      (b) (i) There have been no prohibited transactions within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS and such determination letter has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company, there are no pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent,
(ix) the Company and its subsidiaries have complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Sections 409, 502(c) or 502(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      (c) Other than in respect of outstanding Options and outstanding shares of Restricted Stock, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits. For purposes of this paragraph (c) only, "material" shall mean in excess of $10 million.

      (d) The Company and its subsidiaries are not a party to or bound by any employment, consulting, termination, severance or similar agreement (other than any immaterial agreements) with any individual officer, director or employee of the Company or any of its subsidiaries or any agreement pursuant to which any such person is entitled to receive any benefits upon the occurrence of a change in control of the Company.

      SECTION 4.14. Labor Controversies. (a) There are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not subject to any union agreements which, upon effectiveness of the Merger, would be binding upon Parent or any of its subsidiaries other than the Company and its subsidiaries.

      SECTION 4.15. Environmental Matters. (a) (i) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including having all permits, licenses and other governmental approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since February 1, 2002, neither the Company nor any of its subsidiaries has received any written notices, demand letters or requests for information, or to the Company's knowledge, any other notice from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for such matters in the foregoing clauses (i) through (vi) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or binding agreement of or with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances or wastes, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended and as in effect at the Effective Time.

      (c) As used herein, "Hazardous Substance" means any substance presently regulated as hazardous, toxic or radioactive under any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead-based paint or polychlorinated biphenyls.

      SECTION 4.16. Title to Assets. The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.17. Company Stockholders' Approval. Assuming that Section 3.04 is and remains true and correct in all respects, the only vote of stockholders of the Company required for approval of this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholders' Approval").

      SECTION 4.18. Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Company Financial Advisor"). An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

                                   ARTICLE V

                                   COVENANTS

      SECTION 5.01. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall, and shall cause its subsidiaries to:

      (a) conduct their respective businesses in the ordinary course of business consistent with past practice, including with respect to casino credit policies;

      (b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of the dividend of $ .27 per share declared by the Company on June 2, 2004 and (y) the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

      (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may (i) issue shares upon the exercise of Options outstanding on the date hereof, and (ii) grant Options pursuant to obligations existing on June 10, 2004.

      (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business consistent with past practice, and (B) borrowings to refinance existing outstanding indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $3,200,000,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms thereof, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $1,000,000 in each such case and $7,000,000 in the aggregate, (B) sales or dispositions of businesses or assets as may be required by applicable law, and (C) sales or dispositions of assets in the ordinary course of business consistent with past practice or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

      (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or its subsidiaries, except in each such case (i) as may be required by applicable law (ii) to satisfy obligations existing as of the date hereof or (iii) in the ordinary course of business consistent with past practice;

      (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its subsidiaries, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof, including pursuant to any collective bargaining agreement or (iii) in the ordinary course of business consistent with past practice;

      (h) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the amounts set forth in the Company's consolidated capital spending budget (a copy of which for fiscal year 2005 has been delivered to Parent prior to the date hereof and for fiscal year 2006 will be prepared by the Company and to be approved by Parent, such approval not to be unreasonably withheld or delayed), plus additional capital expenditures up to an amount not exceeding 10% of the amounts set forth in such budget, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) repairs and maintenance in the ordinary course of business consistent with past practice; and

      (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future.

      SECTION 5.02. Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

      SECTION 5.03. Acquisition Proposals. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire more than 20% of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

      (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited (after the date hereof) bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially on the terms of the confidentiality provisions set forth in Section 5.04) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.11(b), enter into agreements relating to, a Qualifying Proposal as to which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by applicable law. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph
(a) of this Section 5.03. The Company agrees to provide any information to Parent that it is providing to any person pursuant to this Section 5.03 at substantially the same time as it provides it to such other person.

      (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, the Company shall keep Parent informed on a current basis of any material changes in the status or terms of any such Acquisition Proposal, including whether any such Acquisition Proposal has been withdrawn or rejected.

      (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

      SECTION 5.04. Access to Information; Confidentiality. (a) Subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by Parent and the Parent Representatives. During the period from the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company and its accountants, counsel and financial advisors, may obtain nonpublic information concerning Parent and Merger Subsidiary.

      (b) All nonpublic information provided to, or obtained by, a Party regarding another Party in connection with the transactions contemplated hereby shall be "Proprietary Information." Notwithstanding the foregoing, the term Proprietary Information shall not include information that (a) is or becomes within the public domain through no act of the receiving Party in breach of this
Section 5.04; (b) was in the possession of the receiving Party prior to its disclosure or transfer hereunder; (c) is independently developed by the receiving Party; or (d) is received from another source without any restriction on use or disclosure through no act of the receiving Party in breach of this
Section 5.04.

      (c) Except as specifically provided herein, each Party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another Party for any purpose other than as may be necessary in connection with the transactions contemplated hereby, including seeking the Parent Required Statutory Approvals and the Company Required Statutory Approvals. The Parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term "third party" shall be broadly interpreted to include any corporation, company, partnership or individual.

      (d) Notwithstanding the foregoing, a Party may disclose such Proprietary Information to their respective directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving Party of the confidential nature of such Proprietary Information and will agree to be bound by the terms of this Section 5.04), and the receiving Party agrees to be responsible for any breach of this Section 5.04 by such persons.

      (e) The Parties agree that all communications with the Company and all requests for information related thereto will be submitted only to persons specifically designated by the Company.

      (f) In the event a Party is legally requested or required to disclose Proprietary Information of the another Party, the receiving Party shall promptly notify the disclosing Party of such request or requirement so that the disclosing Party may seek an appropriate protective order or waive the provisions of this Section 5.04. In the event that such protection or other remedy is not obtained or that the disclosing Party waives compliance, the receiving Party's agree to furnish only that portion of the Proprietary Information which it is advised by counsel is legally required. Notwithstanding anything to the contrary in this Agreement, including Section 5.01(a), a receiving Party shall not be required to provide any information to any other Party which it reasonably believes it may not provide to another Party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing Party or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

      SECTION 5.05. Notices of Certain Events. (a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, against relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections
4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

      (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

      (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      SECTION 5.06. Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

      SECTION 5.07. Employee Benefits. (a) From and after the Effective Time, the benefits to be provided to employees of the Company and its subsidiaries as of the Effective Time ("Company Employees") shall be either the Company Plans or the benefit plans and programs provided to similarly situated employees of Parent. For purposes of all plans, programs or arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation in which the Company Employees shall be eligible to participate, Parent shall cause each such plan, program or arrangement to treat the prior service of each Company Employee with the Company or its subsidiaries as service rendered to Parent or the Surviving Corporation for purposes of eligibility, vesting, levels of benefits and benefits accruals, except to the extent such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Parent or its subsidiaries to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time (or the transition from the Company Plans to Parent's or the Surviving Corporation's plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later transition date). Notwithstanding the foregoing, Company Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

      (b) Notwithstanding anything contained herein to the contrary, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the employee benefit plans and agreements of the Company and its subsidiaries; it being understood that for purposes of all such plans and agreements, the transactions contemplated by this Agreement are, or will be deemed to be, a "change of control."

      (c) Notwithstanding anything contained herein to the contrary, participants in the Company's Executive Officers' Bonus Plan shall continue to accrue bonuses under such plan in respect of the Company's fiscal year ended January 31, 2005 in accordance with such plan as in effect on the date hereof, and Parent shall pay or cause such bonuses to be paid to such participants in accordance with such plan.

      (d) In the event that any person who is a "disqualified individual" (as defined in Section 280G(c) of the Code and the Treasury Regulations thereunder) with respect to the Company is subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties are incurred by such person with respect to such tax (such tax, together with any such interest and penalties, the "Excise Tax" with respect to any "parachute payment" (as defined in Section 280G(b)(2) of the Code and the Treasury Regulations thereunder) related to, or deemed to be related to, the Merger or any of the other transactions contemplated hereby (whether alone or in combination with any other action or event) (such payments, collectively, the "Payments"), Parent shall pay, or shall cause the Surviving Corporation to pay, to such person an amount in cash (the "Gross-Up Payment") such that, after payment by such person of all taxes (including any income tax and Excise Tax imposed upon the Gross-Up Payment), such person retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed upon the Payments; provided that notwithstanding anything to the contrary contained herein, the aggregate of all Gross-Up Payments shall not exceed $8,500,000.

      (e) Nothing in this Section 5.07 shall be interpreted as preventing Parent or the Surviving Corporation from amending, modifying or terminating any Company Plan, in accordance with its terms and applicable law.

      SECTION 5.08. Meeting of the Company's Stockholders. The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the NRS and its Restated Articles of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve this Agreement (the "Directors' Recommendation"); provided, however, that the Directors' Recommendation may be changed by the Board of Directors of the Company in any manner if the Directors' Recommendation would be inconsistent with the Company's Board of Directors' fiduciary duties under applicable law, as concluded by such Board of Directors in good faith after consultation with its financial and legal advisors; and provided, further, that the Company shall not be obligated to convene a meeting of the Company's stockholders as contemplated by this Section 5.08 in the event the Board of Directors of the Company shall have withdrawn the Directors' Recommendation in accordance with this Section 5.08.

      SECTION 5.09. Proxy Statement. As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.08, include the Directors' Recommendation, file the Proxy Statement with the SEC under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law, except that the Company may postpone its previously scheduled annual meeting of stockholders in accordance with the NRS in order to enable the Company Stockholders' Approval to the considered at such annual meeting.

      SECTION 5.10. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 5.11. Expenses and Fees. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

      (b) The Company agrees to pay to Parent a fee equal to $160 million in immediately available funds if:

            (i) the Company terminates this Agreement pursuant to clause (v) of
Section 7.01, which fee shall be payable at the time notice of such termination is delivered by the Company to Parent;

            (ii) Parent terminates this Agreement pursuant to clause (vi) of
Section 7.01, which fee shall be payable within two business days of such termination;

            (iii) this Agreement is terminated pursuant to clause (vii) of
Section 7.01 at a time at which Parent is not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and (A) on or after the date hereof and prior to the Company Stockholders' Meeting, a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced; and (B) on or prior to the 12 month anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do so) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity or group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction relating to the acquisition of more than 50% of the assets or stock of the Company on or after the date hereof and prior to the Company Stockholders' Meeting and such Acquisition Transaction is consummated.

      SECTION 5.12. Agreement to Cooperate. (a) Subject to the terms and conditions of this Agreement, including Section 5.03 and this Section 5.12, each of the Parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the Merger by the Outside Date (and, in such case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger. Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and to make such filings and apply for such approvals and consents as are required under the Gaming Laws.

      (b) Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

      (c) Parent and the Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the Effective Time, the Surviving Corporation or their respective subsidiaries, asserted by the FTC, the Antitrust Division or other governmental authority in connection with antitrust matters or Gaming Laws which would operate to hinder or delay the Effective Time. Parent shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to reasonably cooperate with Parent with respect thereto. Notwithstanding the foregoing, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by the Outside Date, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date. For the avoidance of doubt, Parent shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable Gaming Laws, any State Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition law or regulation or relating to any Gaming Law, would preclude consummation of the Merger by the Outside Date.

      (d) The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent's freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby.

      (e) In addition, each Party shall, subject to applicable law and the limitations set forth in Section 5.04 and except as prohibited by any applicable representative of any applicable governmental entity, (i) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity, including Gaming Authorities, and, permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Party in advance and, to the extent permitted by such governmental authority, gives the other Party the opportunity to attend and participate thereat; and (iii) furnish the other Party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

      SECTION 5.13. Directors' and Officers' Indemnification. (a) The indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time are present or former directors, officers, employees or agents of the Company.

      (b) Without limiting Section 5.13(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its affiliates) and (ii) this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. In addition, Parent shall indemnify and hold harmless each of the Indemnified Parties against any Costs and Expenses arising out of, relating to or in connection with the matters referred to in clause (ii) of the preceding sentence. In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or

Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action,
(ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and
(iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NRS and the Parent's or the Surviving Corporation's respective articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties.

      (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.13.

      (d) For a period of six years after the Effective Time, Parent shall cause to be maintained or shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 300% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent's board of directors, for a cost not exceeding such amount.

      (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

      (f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the NRS or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

      SECTION 5.14. Company Securities. Between the date hereof and the Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger.

      SECTION 5.15. Company Debt Instruments.

      (a) The Company shall provide, or shall cause to be provided, in accordance with the applicable provisions of each of the indentures relating to the Convertible Debentures, the Company's 10-1/4 % Senior Subordinated Notes due 2007, the Company's 9-1/2% Senior Notes due 2008, the Company's 9 3/8% Senior Subordinated Notes due 2010, the Company's 6-1/2 % Senior Notes due 2009 and the Company's 6 3/8% Notes due 2011 (such Convertible Debentures and Notes, collectively, the "Notes" and such indentures, collectively, the "Indentures"), to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by the Indentures by virtue of a Change of Control (as defined in each Indenture).

      (b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indentures to the Indentures as are required under the Indentures.

      (c) The Company shall take all such further actions, including the delivery of any officers' certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

      (d) Parent and the Surviving Corporation shall deliver to all Holders the notices required by the Indentures with respect to the right of the Holders to require repurchase of the Notes upon the occurrence of a Change of Control, and thereafter Parent and the Surviving Corporation shall comply with all other provisions of the Indentures relating to the right of Holders to require repurchase of the Notes.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the NRS;

      (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; and

      (c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

      SECTION 6.02. Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

      (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

      (b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after the Effective Time, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

      SECTION 6.03. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

      (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this

Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect or, in the case of Section 4.02(a), shall be true and correct when made except for immaterial exceptions thereto, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

      (b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

                                   ARTICLE VII

                                   TERMINATION

      SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (i) by mutual written consent of the Company and Parent;

            (ii) by either the Company or Parent, if the Merger has not been consummated by March 31, 2005 (such date, as extended, the "Outside Date"), provided, however, that either the Parent or the Company can extend the Outside Date until June 30, 2005 if, on March 31, 2005, all of the conditions to the Closing set forth in Article VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that (1) the waiting period under the HSR Act has not expired or been terminated, (2) any approval or consent under any Gaming Law, the absence of which would cause a failure of a condition set forth in Section 6.02 or 6.03, has not been received, or (3) the Merger is subject to litigation for any claim asserted in any court by the FTC, the Antitrust Division, any authority enforcing applicable Gaming Laws, any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, including appeals.

            (iii) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party

            (iv) by either the Company or Parent 60 days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger;

            (v) by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.11(b) shall have been received by Parent;

            (vi) by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Parent in any material respect the Directors' Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

            (vii) by Parent or the Company if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof).

                                  ARTICLE VIII

                                  MISCELLANEOUS

      SECTION 8.01. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.11, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any covenant or agreement of such party contained in this Agreement.

      SECTION 8.02. Non-Survival of Representations and Warranties. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Sections 5.07 and 5.13.

      SECTION 8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

      Mandalay Resort Group
      3950 Las Vegas Boulevard South
      Las Vegas, NV 89119
      Attn:  Yvette Landau, Esq.
      Facsimile:  (702) 632-6723


      with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019

      Attn:    Marc S. Rosenberg, Esq.
               Scott A. Barshay, Esq.

      Facsimile:  (212) 474-3700


If to Parent or Merger Subsidiary:

      MGM MIRAGE
      3600 Las Vegas Boulevard South
      Las Vegas, NV 89109
      Attn :  James J. Murren
      Gary N. Jacobs, Esq.
      Facsimile:  (702) 693-7628


      with a copy to:

      Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP 10250 Constellation Blvd.
      Suite 1900
      Los Angeles, CA 90067
      Attn : Janet McCloud, Esq.
      Facsimile : (310) 556-2920


      SECTION 8.04. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge as of the date hereof of the executive officers of the Company or Parent, as the case may be, (iii) "including" shall mean "including, without limitation," and "includes" shall mean "includes, without limitation," and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

      SECTION 8.05. Assignment; Governing Law; Forum. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES' RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Nevada, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 8.03 of this Agreement.

      SECTION 8.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 8.07. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the

Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 8.08. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which are intended for the benefit of the Company's former and present officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options and shares of Restricted Stock, the provisions of Section 5.07, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein, and Section 8.11, which is intended for the benefit of the person and entity named therein.

      SECTION 8.09. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      SECTION 8.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

      SECTION 8.11. Principal Stockholders. The Parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the Parties hereby agree that in the event (i) there is any alleged breach or default by any Party under this Agreement or any exhibit or agreement provided for herein, or (ii) any Party has any claim arising from or relating to any such agreement, no Party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           MGM MIRAGE



                                           /s/ James J. Murren
                                           -------------------
                                           Name: James J. Murren
                                           Title: President, Chief Financial
                                           Officer and Treasurer


                                           MANDALAY RESORT GROUP



                                           /s/ Michael S. Ensign
                                           ---------------------
                                           Name: Michael S. Ensign
                                           Title: Chairman of the Board, Chief
                                           Executive Officer and Chief
                                           Operating Officer


                                           MGM MIRAGE ACQUISITION CO. #61


                                           /s/ James J. Murren
                                           -------------------
                                           Name: James J. Murren
                                           Title:  President and Treasurer



                      [SIGNATURE PAGE TO MERGER AGREEMENT]